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As filed with the Securities and Exchange Commission on April 26, 2004
Registration No. -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUPERIOR ESSEX INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-0282396 (I.R.S. Employer Identification No.)
150 Interstate North Parkway Atlanta, Georgia (Address of Principal Executive Offices)	30339 (Zip Code)

Superior Essex Inc. 2003 Stock Incentive Plan
(Full Title of the Plan)

Barbara L. Blackford, Esq.
Executive Vice President, General Counsel and
Corporate Secretary
Superior Essex Inc.
150 Interstate North Parkway
Atlanta, Georgia 30339
(Name and Address of Agent for Service)	Copies to: Jack P. Jackson, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 (212) 969-3000
(770) 657-6000 (Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee

Common Stock, par value $0.01 per share	1,833,333	$12.50	$22,916,662	$2,903.54

(1)
This Registration Statement shall also cover any additional shares of the Registrant's common stock which become issuable under the 2003 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Calculated solely for purposes of the registration fee for this offering in accordance with paragraphs (c) and (h)(1) of Rule 457 of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant's common stock on the OTC Bulletin Board as of April 19, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") by Superior Essex Inc., a Delaware corporation (the "Company" or the "Registrant"), are incorporated by reference herein:

  (a)
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 29, 2004;

  (b)
  the Current Report on Form 8-K, filed with the Commission on March 22, 2004; and

  (c)
  the description of the Company's common stock, par value $0.01 per share, in the Company's Registration Statement on Form 10 (registration no. 000-50514), filed with the Commission on December 16, 2003, and last amended on February 11, 2004 (the "Form 10 Registration Statement"), pursuant to Section 12(g) of the Securities Exchange Act of 1934.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Company is incorporated in Delaware. Section 145 of the General Corporation Law of the State of Delaware permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        In the case of an action by or in the right of the corporation, Section 145 of the Delaware General Corporate Law permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter therein, Section 145 of the Delaware General Corporate Law requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145 of the Delaware General Corporate Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or an behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the Delaware General Corporate Law.

        The Company's Amended and Restated Certificate of Incorporation provides for indemnification of the Company's officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Company's Amended and Restated Certificate of Incorporation eliminates a director's liability for monetary damages for a breach of fiduciary duty except in circumstances involving wrongful acts, such as a breach of a director's duty of loyalty to the Company or the Company's stockholders, acts or omissions not in good faith, acts or omissions that involve intentional misconduct or a knowing violation of law, unlawful payment of dividends or purchase or redemption by the Company of its stock or any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

        The Company's Amended and Restated Certificate of Incorporation and Restated By-Laws also contain provisions to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporate Law and provide that the Company may indemnify any of its employees or agents on the same basis that the Company is required to indemnify its directors and officers. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect money damages from directors.

        As permitted by Section 145 of the Delaware General Corporate Law, the Company maintains directors' and officers' liability insurance coverage. In addition, the plan of reorganization relating to the recent bankruptcy proceedings of Superior TeleCom Inc. provides that the Company will assume all existing indemnification obligations in favor of the directors, officers and employees of Superior

TeleCom and obtain and maintain for a four-year period directors' and officers' insurance coverage for Superior TeleCom's directors and officers consistent with Superior TeleCom's programs, in scope and amount at then prevailing market rates.

        Each of the employment agreements between the Company and the executive officers of the Company provides the Company will indemnify the executives to the fullest extent permitted by applicable law against all liabilities incurred as a result of the executive's providing services for the Company, whether such liabilities occur during or following the employment term. The Company has also agreed to cover the executives under a directors' and officers' liability insurance policy both during and, while potential liability exists, after the employment term that is no less favorable than the policy covering its other directors and senior officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1*	Amended and Restated Certificate of Incorporation of Superior Essex Inc.
4.2*	Restated By-Laws of Superior Essex Inc.
4.3*	Superior Essex Inc. 2003 Stock Incentive Plan.
5	Opinion of Proskauer Rose LLP.
23.1	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit No. 5).
23.2	Consent of Deloitte & Touche LLP.
24	Power of Attorney (included on signature page).

*
Incorporated herein by reference to the Form 10 Registration Statement.

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on this 26th day of April, 2004.

SUPERIOR ESSEX INC.
By:	/s/ STEPHEN M. CARTER Name: Stephen M. Carter Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Stephen M. Carter and David S. Aldridge, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person's name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of Superior Essex Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ STEPHEN M. CARTER Stephen M. Carter	Chief Executive Officer, Director (Principal Executive Officer)	April 26, 2004
/s/ DAVID S. ALDRIDGE David S. Aldridge	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 26, 2004
/s/ MONTE R. HAYMON Monte R. Haymon	Chairman of the Board	April 26, 2004
/s/ ANDREW D. AFRICK Andrew D. Africk	Director	April 26, 2004
/s/ DENYS GOUNOT Denys Gounot	Director	April 26, 2004
/s/ JAMES F. GUTHRIE James F. Guthrie	Director	April 26, 2004
/s/ ANDREW P. HINES Andrew P. Hines	Director	April 26, 2004
/s/ PERRY J. LEWIS III Perry J. Lewis III	Director	April 26, 2004

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Amended and Restated Certificate of Incorporation of Superior Essex Inc.
4.2*	Restated By-Laws of Superior Essex Inc.
4.3*	Superior Essex Inc. 2003 Stock Incentive Plan.
5	Opinion of Proskauer Rose LLP.
23.1	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit No. 5).
23.2	Consent of Deloitte & Touche LLP.
24	Power of Attorney (included on signature page).

*
Incorporated herein by reference to the Form 10 Registration Statement.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX